Exhibit 5.2

                      PURCHASE AND SALE OF ASSETS AGREEMENT

                                     between

                       U S LIQUIDS OF PENNSYLVANIA, INC.,
                     a Pennsylvania corporation, d/b/a EMAX

                                       and

            PERMA-FIX OF PITTSBURGH, INC., a Pennsylvania corporation

                      PURCHASE AND SALE OF ASSETS AGREEMENT

      THIS PURCHASE AND SALE OF ASSETS AGREEMENT (the "Agreement") is executed and delivered as of this 23rd day of March 2004, by and among U S LIQUIDS OF PENNSYLVANIA, INC., a Pennsylvania corporation, d/b/a EMAX ("Seller"), and PERMA-FIX OF PITTSBURGH, INC., a Pennsylvania corporation ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, Seller is the wholly owned subsidiary of U S Liquids, Inc., a Delaware corporation ("U S Liquids"); and

      WHEREAS, Seller owns certain, properties, equipment and other operating assets relating to its environmental and industrial maintenance services, non-hazardous liquid waste collection and processing and hazardous waste transportation business in Pennsylvania (the "Business"); and

      WHEREAS, Buyer desires to purchase and acquire those assets associated with the Business as more particularly set forth herein, and Seller desires to sell such assets to Buyer, all in accordance with the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                                 Sale of Assets

      Section 1.1 Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, and convey to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all Liens, all rights, title, and interest in and to the Acquired Assets. For purposes of this Agreement, the term "Liens" means all security interests, liens, mortgages, deeds of trust, options, claims, charges, pledges, restrictions, equitable interests, easements, property rights or encumbrances of any nature.

      Section 1.2 Acquired Assets. The term "Acquired Assets" means all right, title and interest in the following assets, owned and/or operated by Seller and/or used by Seller in the operation of its Business:

            (a) all equipment and machinery used or for use primarily in the operations of the Business, including the equipment listed in the attached
Schedule 1.2 (a) (the "Equipment");

            (b) all motor vehicles and other rolling stock used or for use primarily in the Business (the "Rolling Stock"), including the Rolling Stock listed and more completely described by manufacturer, model number and model year in the attached Schedule 1.2(b);

            (c) to the extent transferable, all permits, licenses, franchises, consents and other approvals relating to the operation of the Acquired Assets and/or Business, including, but not limited to those set forth in the attached
Schedule 1.2(e) (the "Permits");

            (d) all spare parts, tires, and shop supplies, relating to the Business;

            (e) all furnishings and fixtures used or for use in the operations of the Business, including the equipment and furnishings listed in the Schedule 1.2(h) (the "Furnishings");

            (f)  to  the  extent   transferable,   all  contractual  rights  and
warranties, relating to the Acquired Assets whether or not in writing, including those set forth in the attached Schedule 1.2(i) (the "Contractual Rights");

            (g) computer software and programs of Seller; and

            (h) all books and records, files, and other such material (including electronically stored materials) related to each of the foregoing and the Business (the "Books and Records").

      Section 1.3 Excluded Assets. The term "Excluded Assets" means the following assets owned by Seller: (a) accounts receivable of Seller; (b)
checking accounts in the name or on deposit in the name of Seller; (c) inter-company receivables and inter-company payables; (d) all contracts and contract rights and obligations of Seller (whether oral or in writing); (e) all customer lists of Seller; (f) all inventory of Seller; (g) all equipment leases,
(h) all trademarks, tradenames, service marks, logos, patents; patent application, and tradenames; (i) all cash and certificates of deposit in the name of Seller; (j) all commitments, leases, consents, approvals, franchises and other instruments not relating to the Business or the Acquired Assets, or not assignable to Buyer, U S Liquids; and (k) all other assets and property, real or personal, tangible or intangible, not listed or referred to in Section 1.2, above. The Excluded Assets will remain the property of the Seller.

                                   ARTICLE II
                            Payment of Purchase Price

      Section 2.1 Purchase Price. At the Closing, Buyer shall pay to Seller the aggregate sum of $180,000.00 (the "Purchase Price"). The Purchase Price is payable by a wire transfer made pursuant to the wiring instructions contained in the attached Schedule 2.1.

      Section 2.2 Assumption of Liabilities. Buyer does not assume, and will not pay or discharge any of the, debts, liabilities and obligations of the Seller, trade payables arising under the permits, leases and the Business Contracts.

      Section 2.3 Seller to Retain all Liabilities, Debts and Obligations. Buyer is not assuming any debt, liability or obligation of Seller, and Seller shall retain and, timely pay, perform and discharge, and Seller shall indemnify, defend and hold harmless Buyer from, all debts, liabilities and obligations of Seller, whether or not relating to the Business, the Acquired Assets or otherwise, including, but not limited to, the following:

            (a) all liabilities and obligations of Seller with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, damage or expense against Seller, including all liabilities and obligations under Employee Benefit Plans (as defined in Section 5.1(k), including, but not limited to, the Litigation listed in Schedule 5.1(j) attached hereto;

            (b) all payables, including, but not limited to, trade payables;

            (c) any other debt, liability or obligation of Seller including, but not limited to, debts, liabilities and obligations under all of Seller's permits, leases and business contracts;

            (d) all liabilities and obligations to all employees of Seller accrued since its inception through the Closing Date for Seller's employees, including accruals reflecting all earned but unpaid vacations, holidays and bonuses;

            (e) all liabilities and obligations relating to Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to Seller's employees;

            (f) all income taxes, payroll taxes, statutory federal, state and local taxes and any taxes which may become due by virtue of a change in Seller's accounting method;

            (g) all income taxes, payroll taxes, statutory federal, state and local taxes that Seller may owe relating to or arising in connection with its business activities or operations or as a result of the transactions contemplated by this Agreement;

            (h) all debt and liabilities between Seller and any Affiliate of Seller;

            (i) any environmental or other claims, demands, actions, losses, judgments, suits made or arising under any Environmental Laws, toxic tort laws or otherwise relating to, or involving or in connection with any real or personal property or events on or prior to the Closing Date;

            (j) any present or future environmental and/or toxic tort liability for any past activities, past practices, or past projects on-site or on any customer sites, which were performed by Seller, any Affiliate of Seller, or any other companies or subsidiaries acquired, owned, or operated by U S Liquids; and

            (k) all other debts, liabilities or obligations of Seller, known or unknown, contingent on absolute or otherwise arising.

                                   ARTICLE III
                                     Closing

      Section 3.1 Date and Place of Closing. Unless the parties otherwise agree, this transaction shall be closed when all the conditions of this Article III have been satisfied and all documents required by this Agreement have been signed and delivered to the respective parties (the "Closing"). The Closing shall take place at the offices of Mayer, Brown, Rowe and Maw in Chicago, Illinois at 10:00 a.m., on March 23, 2004 ("Closing Date"), or at such other time and place mutually agreeable to Buyer and Seller.

      Section 3.2 Conditions to Buyer's Obligation to Close.

            (a) Buyer's Review of Seller and the Assets. Buyer shall have from the date of the execution of this Agreement until the Closing Date (the "Review Period") to examine, investigate and review (i) the financial statements, balance sheets and books and records of Seller and (ii) the Acquired Assets for the purpose of determining whether the Business and the Acquired Assets are suitable for Buyer's intended use. Seller has provided Buyer with all documents and materials relating to Seller, the Business and the Acquired Assets which are in the possession and control of Seller, which are reasonably available to Seller or Seller's Affiliates, in addition to such documents and materials which have been requested by Buyer. During the Review Period, Buyer, its agents, contractors and subcontractors shall have the right to enter upon the Real Property, at reasonable times during ordinary business hours, to make any and all inspections and tests as Buyer deems desirable and which may be accomplished without causing any alteration or material damage to the Acquired Assets. At any time during the Review Period, Buyer may terminate this Agreement, with or without cause, by written notice to Seller;

            (b) Approval by Lender. Buyer's lenders under all credit facilities shall have been consented to the transactions contemplated by this Agreement;

            (c) Financing. Buyer shall have secured the funds necessary to enable Buyer to fund the Purchase Price, with such funding on the terms and the conditions satisfactory to Buyer in Buyer's sole discretion;

            (d) Representations and Warranties of Seller to be True and Compliance With Covenants. Except to the extent waived in writing by Buyer hereunder, (i) the representations and warranties of Seller herein contained shall be true in all material respects on the Closing Date with the same effect as though made at such time; and (ii) Seller shall have performed all obligations and complied with all covenants, obligations, and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. Seller shall also have delivered to Buyer a certificate of Seller (in form and substance satisfactory to Buyer), dated the Closing Date and signed by Seller, to both of the aforementioned effects;

            (e) Third Party Consents. Seller shall have obtained (i) consents to the transactions contemplated by this Agreement from the parties to all contracts, permits, agreements, debt instruments and other documents referred to in the Schedules delivered by Seller to Buyer in accordance with this Agreement or otherwise, which require such consents and (ii) consents from, or notification to, all Governmental Authorities (as defined below) which require such consents or notifications. For purposes of the Agreement, the term "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial, or local;

            (f) No Material Adverse Change. There shall not have occurred (i) any material adverse change since February 29, 2004, in the business, properties, assets, results of operations or financial condition of Seller, or
(ii) any loss or damage to any of the properties or assets (whether or not covered by insurance) of Seller which will materially affect or impair the ability of Seller to conduct, after consummation of the transactions contemplated hereby, the business of Seller as now being conducted by Seller;

            (g) Statutory Requirements; Litigation. In a manner satisfactory to Buyer, all authorizations, consents and approvals of all Governmental Authorities required to be obtained in order to permit consummation by Seller of the transactions contemplated by this Agreement and to permit the business presently conducted by Seller to continue unimpaired immediately following the Closing shall have been obtained. Between the date of this Agreement and the Closing, no Governmental Authority, whether federal, state or local, shall have instituted (or threatened to institute either orally or in a writing directed to Seller or Seller's Affiliates) an investigation which is pending on the Closing relating to this Agreement and the transactions contemplated hereby, and between the date of this Agreement and the Closing no action or proceeding shall have been instituted or, to the knowledge of Seller, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof;

            (h) Opinions of Delaware Counsel. Buyer shall have received from counsel licensed and regularly practicing in the State of Delaware and acceptable to Buyer and its counsel, an opinion, dated the Closing Date, stating that the approval of the shareholders of U S Liquid is not required under the Delaware General Corporation Law in order to lawfully consummate the transactions contemplated by this Agreement, in the form reasonably satisfactory to Buyer and its counsel;

            (i) Environmental Audit. Buyer shall have conducted and completed an environmental audit of Seller, and shall have determined to the satisfaction of Buyer that, (i) Seller has been and is currently in compliance in all material respects with all applicable Environmental Laws, except as otherwise disclosed herein; (ii) none of the assets (including, but not limited to, the soils and groundwater on or under the Real Property) owned, leased, operated or used by Seller are contaminated with any hazardous substance (as defined in Section 101(14) of CERCLA or any analogous state or local Laws) or petroleum (as defined in Subtitle I of RCRA or any analogous state or local Laws) in a manner that might have a material adverse effect on Seller, except as otherwise disclosed herein; and (iii) Seller is not or would not be subject to any liability in any material amount under any provision, or as a result of any past or present violation, of any applicable Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" means any federal or state laws applicable to the Business or Seller in effect as of the date of this Agreement and the Closing Date relating to Hazardous Substances (as defined below) or the protection of the environment under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.9601 et seq. as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.; the Hazardous Material Transportation Act, 42 U.S.C. ss.1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq.; the Clean Air Act, 42 U.S.C. ss.7401 et seq.; and all analogous laws of the State of Maryland; each as amended or supplemented as of the date of this Agreement and the Closing and any rules or regulations promulgated under any of the foregoing as of the date of this Agreement and the Closing. The term "Hazardous Substances" means hazardous substances subject to regulation under CERCLA;

            (j) Permits and Licenses. All permits and licenses (including, but not limited to, all permits issued or issuable by Governmental Authorities under all Environmental Laws) which Buyer deems necessary to conduct Seller's business after the Closing Date as currently conducted by Seller shall have been duly and validly transferred, or approved for transfer to Buyer, effective upon the Closing, in a manner satisfactory to Buyer by all appropriate Governmental Authorities;

            (k) No Liens on Acquired Assets. Seller's debts and obligations to lenders under all existing credit facilities shall have been paid in full, and such lenders shall have released all liens and security interest in and to the assets of Seller, all in form and substance satisfactory to Buyer. All Acquired Assets shall be free and clear of any and all Liens;

            (l) Financial Statements. Buyer shall have received from BDO Siedman, LLP, a letter stating that Buyer is not required to provide to and/or file with, the Securities and Exchange Commission audited financial statements of the Business pursuant to Rule 3-05 of Regulation S-X (17 CFR Part 210) as a result of consummation of this Agreement;

            (m) Good Standing Certificates. Seller shall have delivered to Buyer good standing and tax certificates (or analogous documents), dated as close as practicable to the Closing, from the appropriate authorities in each jurisdiction of incorporation of Seller and in each jurisdiction in which Seller is qualified to do business, showing Seller to be in good standing and to have paid all taxes due in the applicable jurisdiction;

            Closing of A&A Acquisition. The Buyer shall have acquired, on terms and conditions satisfactory to Buyer, substantially all of the assets of USL Environmental Services, Inc., a Maryland corporation, d/b/a A&A Environmental ("A&A"), which is a wholly owned subsidiary of U S Liquids;

            (o) Release. Chaparral Group LLC, Wiley O Orr and William A. Rothrok shall have executed a release releasing U S Liquids, the Seller, the Buyer and their affiliates from any and all claims, demands, liabilities or actions as a result of or in connection with or relating to that certain letter of intent dated November 19, 2003, between Chaparral Group LLC and U S Liquids, more fully described in that certain letter dated March 5, 2004, to counsel for the Seller and Dr. Louis F. Centofanti of Perma-Fix Environmental Services, Inc. from Slovak Baron and Empey LLP, with such release containing such terms and provisions that are satisfactory to Buyer.

            (p) Trade Payables. Seller shall have paid all of its trade payables outstanding as of the Closing Date.

            (q) Deliveries. Seller shall have delivered to Buyer the items set forth as Seller's deliveries in Section 3.4 of this Agreement.

            (r) Lease Payment. The Buyer shall have received from each landlord under the lease agreements described in attached Schedule 8.16 a written acknowledgment that all amounts due and owing by Seller pursuant to each such lease have been paid in full as of the Closing Date.

      Section 3.3 Conditions to Seller's Obligation to Close.

            (a) Approval by Lenders. The execution of this Agreement, and consummation of the transactions contemplated by this Agreement, shall have been approved by U S Liquid's lenders under all credit facilities in effect as of the Closing Date.

            (b) Deliveries. Buyer shall have delivered to Seller the items set forth as Buyer's deliveries in Section 3.5 of this Agreement.

      Section 3.4 Deliveries by Seller. At Closing, Seller shall deliver to Buyer, duly executed originals of the following:

            (a) A Bill of Sale for the Acquired Assets, including the Equipment, Rolling Stock, Furnishings and Inventory, in form substantially identical to that set forth in the attached Exhibit A;

            (b)  An  Assignment  and  Assumption   Agreement  for  the  Customer
Accounts, Permits, accounts receivables, Business Contracts, and other assets, in form substantially identical to that set forth in the attached Exhibit B;

            (c) An Assignment and Assumption, Consent to Assignment and Estoppel Agreement for the Real Estate Lease, in form substantially identical to that set forth in the attached Exhibit C;

            (d) A certified copy of resolutions of the shareholders and directors of Seller, in form and substance satisfactory to Buyer (i) authorizing the execution and delivery of this Agreement, the sale of the Acquired Assets to Buyer and the consummation of the transactions contemplated by this Agreement, along with true and correct copies of the articles of incorporation and bylaws of Seller; and
(ii) an incumbency certificate for the officers of Seller.

            (e) A certificate pursuant to Section 3.2(d).

            (f) The opinions of Delaware counsel pursuant to Section 3.2(h).

            (g) Good standing and tax certificates pursuant to Section 3.4(m).

            (h) If any of the Acquired Assets are encumbered by any Lien, a release of all such Liens in form and substance acceptable to Buyer.

            (i) executed consents to assignment from each of the parties to each of the Contracts other than Seller to the extent a consent to the assignment of such Contract by Seller to Buyer is required by the terms of such Contract or is otherwise required by law;

            (j) Such other documents as are reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereto.

      Section  3.5  Deliveries  by Buyer.  At Closing,  Buyer  shall  deliver to
Seller:

            (a) The Purchase Price in cash, by wire transfer to Seller, as provided in Section 2.1, above.

            (b) Certified copies of the resolutions of the shareholders and directors of Buyer authorizing the execution and delivery of this Agreement, the purchase of the Acquired Assets from Seller and the consummation of the transactions contemplated by this Agreement, along with true and correct copies of the articles of incorporation and bylaws of Buyer.

            (c) Such other documents as are reasonably requested by Seller in connection with the consummation of the transactions contemplated hereto.

                                   ARTICLE IV
                                    Covenants

      Section 4.1 Transition. Between the date hereof and the Closing Date, Seller will not take any action designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing, and will use good faith efforts to preserve such customers and business associates. In addition, Seller will cause the Business to be operated in its normal course from the date of the execution of this Agreement to the Closing Date.

      Section 4.2 Inventory; Disposal Responsibility. Buyer and Seller agree that any waste materials stored at the Real Property shall become the property and responsibility of Buyer at the time of Closing. Seller shall not be obligated to empty or clean any storage tanks or dispose of any waste materials or residual contents existing on the Real Property on the Closing Date. Buyer covenants and agrees that following the Closing it will assume full responsibility for the proper disposal of any waste materials and of any residual contents of the storage tanks then located on the Real Property.

      Section 4.3 Employees. On or prior to the Closing Date, Seller shall terminate all of its employees associated with the Business ("Terminated Employees"). Buyer shall have the option, but not the obligation, to offer employment to any of the Terminated Employees upon conditions of employment established by Buyer in its sole discretion. Seller shall be liable for all liabilities and responsible for all obligations to its employees and shall pay all expenses relating to Terminated Employees through the Closing Date (including the Closing Date). These expenses shall include, but are not limited to, all salary and wages, accrued vacation leave, accrued personal days, commissions, employee incentives, severance packages, reimbursements for reasonable and necessary business expenses, union dues, contributions to employee savings and pension plans, employer payroll taxes, unemployment compensation charges, workers' compensation claims based on injuries initially occurring prior to or on the Closing Date (regardless of the date on which the claim was filed or whether subsequent injuries occurred), ERISA obligations, and all similar expenses. The fact that Buyer may offer employment to certain of the Terminated Employees and may actually hire certain of the Terminated Employees shall not affect Seller's obligations under this Section 4.3.

      Section 4.4 Access to Server. For a period of 90 days following the Closing, and subject to the terms of the Software License and Support Services Agreement, Buyer shall have right to on-line access to Seller's computer system server and to the server of U S Liquids for the purpose of facilitating Buyer's operation of its intended business which will utilize the Assets.

      Section 4.5 Buyer shall be responsible for payment of sales or transfer taxes required to be paid by the State of Pennsylvania in connection with the transfer of title from Seller to Buyer of the tangible personal property included in the Acquired Assets.

                                    ARTICLE V
                    Representations and Warranties of Seller

      Section 5.1 Seller represents and warrants to Buyer that as of the Closing
Date:

            (a) Organization. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Pennsylvania and qualified to conduct the Business in all jurisdictions in which the Business is currently being conducted.

            (b) Authority. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller, or any instruments or other agreement to which Seller is a party or by which Seller is bound. This Agreement constitutes a valid obligation of Seller enforceable against Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

            (c) Title to Acquired Assets. At Closing, title to all Acquired Assets shall be good and marketable, free and clear of all Liens. The parties agree that Buyer shall not assume any monetary Lien relating to any Acquired Asset.

            (d) Real Property. All Real Property (including the improvements thereon) (i) is in usable condition, (ii) is available to Seller for immediate use in the conduct of the Business, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction except for such noncompliance as would not have a material adverse effect on the operation of the Business at the Real Property.(d)

            (e) Financial Statements. Except as set forth on Schedule 5.1(e), all financial statements, balance sheets and other financial information delivered by Seller to Buyer are true and accurate and have been prepared in accordance with GAAP, applied on a consistent basis.

            (f) Tax Matters. All tax returns and all similar filings required to be filed on or before the Closing Date with respect to any tax obligation of Seller have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns are required to be filed, and all such tax returns correctly reflect the liability of Seller for taxes during the periods and the events covered by these tax returns. Further, all taxes payable with respect to these tax returns will have been paid in full prior to the Closing Date or an adequate accrual in accordance with GAAP shall have been provided with respect to these taxes. No deficiency in respect to any taxes, which have been assessed against Seller, remains unpaid and there are no unassessed tax deficiencies or any audits or investigations pending or threatened against it with respect to any taxes. For the purposes of this Agreement, the term "taxes" means taxes, duties, assessments, fees or levies, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal or foreign), including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, real property, windfall profits, value added, ad valorem, occupation or any other similar governmental charge or imposition.

            (g) No Default Under Business Contracts. Seller is not in material default under any of the Business Contracts.

            (h) Permits. Seller has all permits necessary for or customary in connection with the operation of the Business. Seller has delivered to Buyer an accurate list and summary description as of the date of this Agreement, of all permits, entitlements, fuel permits, licenses, franchises and other certificates, owned or held by Seller, to the extent such relate to the Business or operation thereof, and all of which are now valid, in good standing and in full force and effect. All such permits, entitlements, fuel permits, licenses, franchises and certificates required by law have been obtained, are in good standing and are adequate for the operation of the Business. No third parties have asserted claims against Seller alleging that any of such permits, titles, fuel permits, licenses, franchises and other certificates infringe on the rights of said third parties.

            (i) Applicable Laws; Compliance. Seller is not in default (i) under any applicable federal, state or local laws, ordinances or regulations (including, but not limited to all environmental, health and safety laws and the Americans with Disabilities Act) or (ii) under any order of any court or governmental administrative body having jurisdiction over Seller, the Real Property, or any related operations or activities. Further, there are no claims, actions, suits or proceedings, pending or threatened, against or affecting Seller, the Acquired Assets or the Business at law or in equity, or before or by any administrative body having jurisdiction; no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received; and to the best of Seller's knowledge, there are no facts or circumstances which would give rise to the same.

            (j) Litigation. Except as set forth on the attached Schedule 5.1(j), Seller is not currently a party to, nor has been threatened with any lawsuits, actions or investigations which would adversely affect the Acquired Assets.

            (k) Employee Benefit Plans. Except as set forth in the immediately succeeding sentence, Seller (i) does not now, and has not in the past, maintained, contributed to or been required to contribute to any "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any profit sharing, deferred compensation, bonus, retirement, severance, health, welfare or incentive plan or arrangement (ii) is not required to contribute to and has no withdrawal liability with respect to any "multiemployer plan" as defined in
Section 414(f) of the Code or ERISA section 3(37) or 4001(a)(3), (iii) does not now, and has not in the past, maintained, contributed to or been required to contribute to any plan which is part of a multiple employer plan within the remaining of Section 413(c) of the Code or ERISA sections 4063, 4064 and 4066 and (iv) does not own any assets that are subject to any Lien under ERISA section 302(f) or Section 412(n) of the Code. The plans and arrangements described in this Section 5.15(b) are referred to as "Employee Benefit Plans." Set forth on Schedule 5.1(k) is a true, complete and correct list of all Employee Benefit Plans that Seller has maintained or to which Seller is required to contribute and Seller has provided or made available to Buyer true, complete and correct copies of all such Employee Benefit Plans.

            (l) Collective Bargaining Agreements. Except as set forth in the attached Schedule 5.1(l), Seller is not a party to any collective bargaining agreements. To the knowledge of Seller, there is no intention on the part of its employees to seek union representation.

            (m) Violation of Law and Contamination of Real Property. Seller is not in violation of any laws, (including, but not limited to, environmental laws) which violation might have a material adverse effect on the Business or the Acquired Assets or the financial condition or  operations  of the Business or the Acquired  Assets,  except as disclosed in
Schedule 5.1(m) attached hereto and none of the Real Property leased by Seller is contaminated or requires remediation of any kind as a result of being contaminated, except as disclosed in Schedule 5.1(m). Seller does not have any knowledge of any past, present, or future events, actions or plans that may interfere with or prevent full compliance or continued full compliance with all laws, or that may be reasonably expected to give rise to any common law or legal liability or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation related to the processing, recycling, reclamation, distribution, use, treatment, storage, disposal, transport, release or threatened release of any pollutant, contaminant, chemical or industrial or solid or toxic waste or radioactive materials.

            (n) No Violation of Other Agreements. The consummation of the transactions contemplated by this Agreement and the operation of a business enterprise by Buyer similar to the Business currently conducted by Seller will not violate any agreement to which Seller or U S Liquids is a party, including, but not limited to, existing covenants-not-to-compete.

      Section 5.2 Disclaimer of Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement, (i) Seller makes no warranties, express or implied, with respect to the quality, design, physical condition, fitness for a particular purpose or capacity of any of the Real
Property or the Acquired Assets; (ii) all such Acquired Assets are being transferred to the Buyer "AS IS" and "WITH ALL FAULTS" in the condition existing on the Closing Date; and (iii) SELLER EXPRESSLY DISCLAIMS AND NEGATES TO BUYER AND ALL THIRD PARTIES ANY AND ALL WARRANTIES CONCERNING SUCH ACQUIRED ASSETS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION (A) ANY WARRANTY OF QUALITY, CONDITION OR MERCHANTABILITY; (B) ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; OR (C) ANY WARRANTY OF HABITABILITY.

      Section 5.3 Survival. Each of the representations and warranties set forth in this Article V shall survive the Closing and the transfer of the Assets.

                                   ARTICLE VI
                     Representations and Warranties of Buyer

      Section 6.1. Buyer represents and warrants to Seller that as of the Closing Date:

            (a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania.

            (b) Authorization. Buyer has all requisite power and authority to enter into this Agreement, perform its respective obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, Buyer's Articles of Incorporation or Bylaws or any other agreement or instrument to which Buyer is a party or by which Buyer is bound. All necessary corporate action has been taken by each Buyer with respect to the execution and delivery of this Agreement, and this Agreement constitutes a valid obligation of Buyer enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

      Section 6.2. Disclaimer of Warranties. BUYER EXPRESSLY DISCLAIMS AND NEGATES TO SELLER AND ALL THIRD PARTIES ANY AND ALL WARRANTIES CONCERNING SUCH ACQUIRED ASSETS, EXPRESSED OR IMPLIED, BY STATUTE OR OTHERWISE, OTHER THAN EXPRESSLY SET FORTH IN THIS AGREEMENT.

      Section 6.3. Survival. Each of the representations and warranties set forth in this Article VI shall survive the Closing and the transfer of the Assets.

                                   ARTICLE VII
                                 Indemnification

      Section 7.1 Indemnification by Seller. Seller agrees to defend, indemnify and hold harmless Buyer, its officers, partners, managers, affiliates, employees, agents, and their successors and assigns, from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from:

            (a) Any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;

            (b) Any failure of Seller duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement;

            (c) Any liability, debt or obligation of the Seller;

            (d) Any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 7.1 had been satisfied; or,

            (e) The inaccuracy of or a material misrepresentation in any documents provided by Seller to Buyer during Buyer's due diligence investigation of the Business.

      Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (e) of this Section 7.1 if the same shall be suffered, paid or incurred by Buyer or any parent, subsidiary, Affiliate, or successor of Buyer.

      Section 7.2 Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller, its officers, shareholders, directors, divisions, subdivisions, affiliates, parent, employees, agents, successors, assigns and the Assets from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from:

            (a) Any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement;

            (b) Any failure of Buyer duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement;

            (c) Any liability of Buyer imposed upon Seller arising out of the conduct of the Business by the Buyer following the Closing, except for those obligations which Seller retains under this Agreement; or,

            (d) Any claim by a third party that, if true, would mean that a condition for indemnification set forth in this Section 7.2 had been satisfied.

      Seller shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account, of, the matters referred to in subparagraphs (a) - (d) of this Section 7.2 if the same shall be suffered, paid or incurred by Seller or any parent, subsidiary, Affiliate, or successor of Seller. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered, paid or incurred by Seller shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, and/or incurred by such parent, subsidiary, affiliate, or successor.

      Section 7.3 Procedure for Indemnification. Promptly after a party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the "Notice"). The Notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, shall defend and settle, at its own expense and by its own counsel, each such matter so long as the Indemnifying Party pursues the same diligently and in good faith and the claim does not involve injunction or equitable relief or involve criminal penalties. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense, provided that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has received the Notice, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses, out-of-pocket and allocable share of employee compensation incurred in connection with such participation for any employee whose participation is so requested. The foregoing notwithstanding, if the Indemnifying Party fails diligently to defend any such matter to which the Indemnified Party is entitled to indemnification hereunder or if the claim involves criminal penalties, the Indemnified Party may undertake such defense through counsel of its choice and at the Indemnifying Party's expense. In each case where the Indemnifying Party is obligated to pay the costs and expenses of the Indemnified Party, the Indemnifying Party shall pay the costs and expenses of the Indemnified Party as such costs and expenses are incurred. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim.

      Section 7.4 Sole Remedy. Except in the case of fraud or intentional misrepresentation, and except for violations of the non-competition agreement referred to in Section 3.4(b), above, indemnification pursuant to this Article VII is the sole and exclusive remedy of the parties after the Closing for matters arising out of the representations, warranties, covenants and agreements of Seller or Buyer set forth in this Agreement (without limiting the rights of the parties under any other agreement).

                                  ARTICLE VIII
                                     General

      Section 8.1 Further Assurance. From time to time after the Closing, each of the parties will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as the other party may reasonably request: (i) to more effectively convey, transfer to and vest in Buyer and to put Buyer in possession of the Acquired Assets to be transferred hereunder, and in the case of contracts and rights, if any, which cannot be transferred to Buyer effectively without the consents of third parties, to endeavor to obtain such consents promptly, and if any be unobtainable, to use reasonable efforts to provide Buyer with the benefits thereof in some other manner; and (ii) to more effectively transfer to

Seller the consideration identified herein.

      Section 8.2 Waiver. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      Section 8.3 Time of the Essence. Time is of the essence of this Agreement.

      Section 8.4 Notice. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

                  If to the Seller:

                  U S Liquids of Pennsylvania, Inc.
                  411 N. Sam Houston Parkway East, Suite 400
                  Houston, TX  77060
                  Attn: President

                  With a copy to:

                  Law Office of Gary Van Rooyan, P.C.
                  1201 Prince Street
                  Houston, Texas 77008
                  Attn:  Gary J. Van Rooyan

                  If to the Buyer:

                  Perma-Fix of Pittsburg, Inc.
                  1940 N.W. 67th Place
                  Suite A
                  Gainesville, Florida 32653
                  Attn:  Richard T. Kelecy

                  With a copy to:

                  Irwin H. Steinhorn, Esquire
                  Conner & Winters, P.C.
                  211 North Robinson, Suite 1700
                  Oklahoma City, OK  73102

      Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

      Section 8.5 Entire Agreement. This Agreement, the Schedules hereto and the other agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, representations and covenants, oral or written, relative to said subject matter. Any recitals above, and any exhibits or schedules referred to and/or attached to this Agreement, are incorporated by reference.

      Section 8.6 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. The Buyer entities may assign their rights in this Agreement, either jointly or severally, to an entity either controlled by the assigning Buyer entity or controlled by the principals of the assigning Buyer entity.

      Section 8.7 Expenses of Transaction. Seller shall pay all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of Seller's attorneys and accountants and will make all necessary arrangements so that the Acquired Assets will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby, including without limitation, the fees and expenses of its attorneys and accountants.

      Section 8.8 Broker's Commission. Seller represents and warrants to Buyer and Buyer represents and warrants to Seller that the warranting party has had no dealing with any dealer, broker or agent so as to entitle such dealer, broker or agent to a commission or fee in connection with the sale of the Acquired Assets to Buyer. If for any reason any commission or fee shall become due, the party dealing with such dealer, broker or agent shall pay such commission or fee and agrees to indemnify and save the other party harmless from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expense relating to such claim.

      Section 8.9 Modification; Remedies Cumulative. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by all of the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      Section 8.10 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      Section 8.11 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the State of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Pennsylvania.

      Section 8.12 Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. A signature of a party transmitted by facsimile shall be as valid and as binding on the signer as an original signature.

      Section 8.13 Authority. Each party signing this Agreement on behalf of an entity warrants that he or she has the authority to sign on behalf of said entity.

      Section 8.14 Certain Definitions. For purposes of this Agreement, in addition to any other terms defined herein, the following terms will have their respective meanings set forth below:

            (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified whether or not such is an Affiliate now or becomes an Affiliate after the date hereof.

            (b) "Control" means the possession, directly or indirectly, alone or in concert with other, of the power to direct or cause the management of a person, whether through the ownership of securities, by contract or otherwise.

            (c) "Person" means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government, or department or agency thereof or other entity.

      Section 8.15 Rules of Construction. Unless otherwise expressly provided in this Agreement: (i) accounting terms used in this Agreement shall have the meaning ascribed to them under U.S. GAAP; (ii) words used in this Agreement, regardless of the gender used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (iii) the word "including" is not limiting, and the word "or" is not exclusive; (iv) the capitalized term "Section" refers to sections of this Agreement; (v) references to a particular Section include all subsections thereof; (vi) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (vii) references to a Person include such Person's successors and assigns to the extent not prohibited by this Agreement; and (viii) references to a "day" or number of "days" shall be interpreted as a reference to a calendar day or number of calendar days.

      Section 8.16 Lease.  Buyer agrees to use  reasonable  efforts to negotiate
(a) a new lease on its behalf with respect to the real property that is subject to the leases described in the attached Schedule 8.16 (the "Lease") on terms and conditions satisfactory to Buyer and, in connection therewith, (b) the release of Seller by the landlord from all payment obligations arising under the Lease which arise on and after the Closing Date. Buyer is not assuming any obligations or liabilities under the Lease. Buyer acknowledges that Buyer will be occupying the premises subject to the Leases immediately after Closing.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first above written.

                                                BUYER:

                                                PERMA-FIX OF PITTSBURG, INC.

                                                By: /s/ Richard T. Kelecy
                                                    -----------------------
                                                Name:  Richard T. Kelecy
                                                Title: Vice President

                                                SELLER:

                                                U S LIQUIDS OF PENNSYLVANIA INC.

                                                By: /s/James Jackson
                                                    -----------------------
                                                Name:  James Jackson
                                                Title: Vice President